EXHIBIT 4.8

This instrument and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination Agreement (the “Subordination Agreement”) dated as of September 10, 2007, by and among Whitebox Delphax, Ltd., Delphax Technologies Inc. (“US Borrower”), Wells Fargo Bank National Association, acting through its Wells Fargo Business Credit operating division (“Wells US”), Delphax Technologies Canada Limited (“Canadian Borrower”), Wells Fargo Financial Corporation Canada (“Wells Canada”) to (A) the indebtedness (including interest) owed by US Borrower pursuant to that certain Credit and Security Agreement dated as of September 10, 2007 between US Borrower and Wells US and (B) the indebtedness (including interest) owed by Canadian Borrower pursuant to that certain Credit and Security Agreement dated as of September 10, 2007 between Canadian Borrower and Wells Canada, as each such Loan and Security Agreement has been and hereafter may be amended, supplemented or otherwise modified from time to time; and each holder of this instrument, by its acceptance hereof, shall be bound by the provisions of the Subordination Agreement.

GUARANTY

This Guaranty, dated as of March 26, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time the “Guaranty”), is made by Delphax Technologies Inc., a Minnesota corporation (the “Guarantor”) for the benefit of Whitebox Delphax Ltd., a British Virgin Islands business company (the “Investor”).

RECITALS

A. Pursuant to that certain Securities Purchase Agreement dated as of March 26, 2007 (as the same may be amended, restated, modified or supplemented from time to time, the “Purchase Agreement”) among Delphax Technologies Canada Limited (“Delphax Canada”), the Guarantor and the Investor, the Investor has agreed, subject to the terms and conditions set forth in the Purchase Agreement, to purchase the Secured Subordinated Notes of Delphax Canada in the aggregate principal amount of up to $7,000,000. Such Secured Subordinated Notes, together with any additional Secured Subordinated Notes issued pursuant to Section 1.6 of the Purchase Agreement, and any Secured Subordinated Notes issued in substitution or exchange for any other Secured Subordinated Note in accordance with the terms of the Purchase Agreement, as the same may be amended, restated, modified or supplemented from time to time, are collectively called the “Notes” and individually called a “Note”.

B. The Investor requires as a condition to the purchase of the Notes that the Guarantor guarantee the Notes and the other Guaranteed Obligations.

C. Delphax Canada is a wholly-owned subsidiary of the Guarantor and the Guarantor will derive substantial economic benefit, direct and indirect, from the issuance of the Notes by Delphax Canada pursuant to the terms of the Purchase Agreement.

D. The Guarantor has determined that the execution, delivery and performance of this Guaranty are in its best business and pecuniary interest.

ACCORDINGLY, the Guarantor, in consideration of the Recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agrees as follows:

1. Definitions. All terms defined in the Purchase Agreement that are not otherwise defined herein shall have the meanings given them in the Purchase Agreement.

2. Indebtedness Guaranteed. The Guarantor hereby absolutely and unconditionally guarantees to the Investor the full and prompt payment when due, whether at maturity or earlier by reason of acceleration or otherwise, of any and all sums which may become due to the Investor under the terms of the Purchase Agreement or the Notes, including without limitation, the payment when due, whether at maturity or earlier by reason of acceleration or otherwise, of the principal of, premium, if any, and interest on the Notes, and the due and punctual payment and performance of any and all covenants contained in the Purchase Agreement or in any Notes (all of said obligations being hereinafter called the “Guaranteed Obligations”).

3. Terms of Guaranty. No act or thing need occur to establish the liability of the Guarantor hereunder. No act or thing, except full payment and discharge of all of the Guaranteed Obligations shall in any way exonerate the Guarantor hereunder or modify, reduce, limit or release the Guarantor’s liability hereunder. This is an absolute and continuing guaranty of payment of the Guaranteed Obligations and shall continue to be in force and be binding upon the Guarantor until this Guaranty is revoked prospectively as to future transactions, by written notice actually received by the Investor, and such revocation shall not be effective as to the amount of Guaranteed Obligations existing or committed for at the time of actual receipt of such notice by the Investor, or as to any renewals, extensions, refinancings or refundings thereof.

4. Subrogation, etc. The Guarantor hereby waives all rights that the Guarantor may now have or hereafter acquire, whether by subrogation, contribution, reimbursement, recourse, exoneration, contract or otherwise, to recover from Delphax Canada or from any property of Delphax Canada any sums paid under this Guaranty. The Guarantor will not exercise or enforce any right of contribution to recover any such sums from any person who is a co-obligor with Delphax Canada or a guarantor or surety of the Guaranteed Obligations or from any property of any such person until all of the Guaranteed Obligations shall have been fully paid and discharged.

5. Enforcement Expenses. The Guarantor will pay or reimburse the Investor for all costs, expenses and reasonable attorneys’ fees paid or incurred by the Investor in endeavoring to collect and enforce the Guaranteed Obligations and in enforcing this Guaranty.

6. Investor’s Rights. The Investor shall not be obligated by reason of its acceptance of this Guaranty to engage in any transactions with or for Delphax Canada. Whether or not any existing relationship between the Guarantor and Delphax Canada has been changed or ended and whether or not this Guaranty has been revoked, the Investor may enter into transactions resulting in the creation or continuance of the Guaranteed Obligations and may otherwise agree, consent to or suffer the creation or continuance of any of the Guaranteed Obligations, without any consent or approval by the Guarantor and without any prior or subsequent notice to the Guarantor. The Guarantor’s liability shall not be affected or impaired by any of the following acts or things (which the Investor is expressly authorized to do, omit or suffer from time to time, both before and after revocation of this Guaranty, without consent or approval by or notice to the Guarantor): (i) any acceptance of collateral security, guarantors, accommodation parties or sureties for any or all of the Guaranteed Obligations; (ii) one or more extensions or renewals of the Guaranteed Obligations (whether or not for longer than the original period) or any modification of the interest rates, maturities, if any, or other contractual terms applicable to any of the Guaranteed Obligations or any amendment or modification of any of the terms or provisions of any loan agreement or other agreement under which the Guaranteed Obligations or any part thereof arose; (iii) any waiver or indulgence granted to Delphax Canada, any delay or lack of diligence in the enforcement of the Guaranteed Obligations or any failure to institute proceedings, file a claim, give any required notices or otherwise protect any of the Guaranteed Obligations; (iv) any full or partial release of, compromise or settlement with, or agreement not to sue, Delphax Canada or any guarantor or other person liable in respect of any of the Guaranteed Obligations; (v) any release, surrender, cancellation or other discharge of any evidence of the Guaranteed Obligations or the acceptance of any instrument in renewal or substitution therefor; (vi) any failure to obtain collateral security (including rights of setoff) for the Guaranteed Obligations, or to see to the proper or sufficient creation and perfection thereof, or to establish the priority thereof, or to preserve, protect, insure, care for, exercise or enforce any collateral security; or any modification, alteration, substitution, exchange, surrender, cancellation, termination, release or other change, impairment, limitation, loss or discharge of any collateral security; (vii) any collection, sale, lease or disposition of, or any other foreclosure or enforcement of or realization on, any collateral security; (viii) any assignment, pledge or other transfer of any of the Guaranteed Obligations or any evidence thereof; (ix) any manner, order or method of application of any payments or credits upon the

Guaranteed Obligations; and (x) any election by the Investor under Section 1111(b) of the United States Bankruptcy Code. The Guarantor waives any and all defenses and discharges available to a surety, guarantor or accommodation co-obligor, except for the defense of discharge by payment in full of the Guaranteed Obligations.

7. Waivers by Guarantor. The Guarantor waives any and all defenses, claims, setoffs and discharges of Delphax Canada, or any other obligor, pertaining to the Guaranteed Obligations, except the defense of discharge by payment in full. Without limiting the generality of the foregoing, the Guarantor will not assert, plead or enforce against the Investor any defense of waiver, release, discharge or disallowance in bankruptcy, statute of limitations, res judicata, statute of frauds, anti-deficiency statute, fraud, incapacity, minority, usury, illegality or unenforceability which may be available to Delphax Canada or any other person liable in respect of any of the Guaranteed Obligations, or any setoff available against the Investor to Delphax Canada or any other such person, whether or not on account of a related transaction. The Guarantor expressly agrees that the Guarantor shall be and remain liable for any deficiency remaining after foreclosure of any mortgage or security interest securing the Guaranteed Obligations, whether or not the liability of Delphax Canada or any other obligor for such deficiency is discharged pursuant to statute or judicial decision. The liability of the Guarantor shall not be affected or impaired by any voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar event or proceeding affecting, Delphax Canada or any of its assets. The Guarantor will not assert, plead or enforce against the Investor any claim, defense or setoff available to the Guarantor against Delphax Canada. The Guarantor waives presentment, demand for payment, notice of dishonor or nonpayment and protest of any instrument evidencing the Guaranteed Obligations.

8. If Payments Set Aside, etc. If any payment applied by the Investor to the Guaranteed Obligations is thereafter set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of Delphax Canada or any other obligor), the Guaranteed Obligations to which such payment was applied shall for the purpose of this Guaranty be deemed to have continued in existence, notwithstanding such application, and this Guaranty shall be enforceable as to such Guaranteed Obligations as fully as if such application had never been made.

9. Additional Obligation of Guarantor. The Guarantor’s liability under this Guaranty is in addition to and shall be cumulative with all other liabilities of the Guarantor to the Investor as guarantor, surety, endorser, accommodation co-obligor or otherwise of any of the Guaranteed Obligations or obligation of Delphax Canada, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

10. No Duties Owed by Investor. The Guarantor acknowledges and agrees that the Investor (i) has not made any representations or warranties with respect to, (ii) does not assume any responsibility to the Guarantor for, and (iii) has no duty to provide information to the Guarantor regarding, the enforceability of any of the Guaranteed Obligations or the financial condition of Delphax Canada or any guarantor. The Guarantor has independently determined the creditworthiness of Delphax Canada and the enforceability of the Guaranteed Obligations and until the Guaranteed Obligations are paid in full will independently and without reliance on the Investor continue to make such determinations.

11. Miscellaneous. This Guaranty shall be effective upon delivery to the Investor, without further act, condition or acceptance by the Investor, shall be binding upon the Guarantor and the heirs, representatives, successors and assigns of the Guarantor and shall inure to the benefit of the Investor and its participants, successors and assigns, including, without limitation, each holder from time to time of any of the Notes. Any invalidity or unenforceability of any provision or application of this Guaranty shall not affect other lawful provisions and application thereof, and to this end the provisions of this Guaranty are declared to be severable. This Guaranty may not be waived, modified, amended, terminated, released or otherwise changed except by a writing signed by the Guarantor and the Investor. This Guaranty shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Minnesota. The Guarantor hereby (i) consents to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Guaranty; (ii) waives any argument that venue in any such forum is not convenient, (iii) agrees that any litigation initiated by the Investor or the Guarantor in connection with this Guaranty may be venued in the state or federal courts located in Minneapolis, Minnesota; and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

12. Waiver of Jury Trial. THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, BASED ON OR PERTAINING TO THIS GUARANTY.

[signature page follows]

IN WITNESS WHEREOF, this Guaranty has been duly executed by the Guarantor as of the date first written above.

DELPHAX TECHNOLOGIES INC.

By	/s/ Gregory S. Furness
Its	Chief Financial Officer

Address:
6100 West 110th Street
Bloomington, Minnesota 55438
Attention: Chief Financial Officer

[Signature Page to Guaranty]